Exhibit 99.1

News Release

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.nelson@dinebrands.com

Dine Brands Global, Inc. Announces Departure

of Susan M. Collyns from its Board of Directors

Collyns to take on Newly Appointed CFO Role Outside of Company

PASADENA, Calif. – December 4, 2023 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, announced today that Susan M. Collyns (Sue) has made the decision to resign from the board, effective March 31, 2024, due to her newly appointed role as Chief Financial Officer of Fabletics, Inc.

“Sue’s contributions to Dine Brands and its Board of Directors over the past four years have been immeasurable. Her business acumen and extensive experience leading major restaurant and consumer brands have enabled the Company to advance strategic objectives, and her counsel has been instrumental in helping position the Company and our brands for long-term growth,” said Richard Dahl, Chairman of the Board of Directors, Dine Bands Global, Inc.

Collyns joined Dine’s Board of Directors in August 2019 and has served on the Audit Committee.

“It has been an honor to serve on Dine’s Board for the last four years, supporting the Company as it has successfully navigated an ever-evolving landscape. I am particularly proud of the work we’ve done to serve our shareholders through sound governance, oversight and an unwavering commitment to driving shareholder value,” said Collyns.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of September 30, 2023, these three brands consisted of over 3,500 restaurants across 18 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.